As filed with the Securities and Exchange Commission on August 14, 2019.

Registration No. 333-170915

Registration No. 333-123528

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-1

TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-170915	FORM S-3 REGISTRATION STATEMENT NO. 333-123528

UNDER THE SECURITIES ACT OF 1933

PHI, INC.*

(Exact name of registrant as specified in its charter)

Louisiana	4522	72-0395707
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2001 SE Evangeline Thruway

Lafayette, Louisiana

(337) 272-4452

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Trudy P. McConnaughhay

PHI, Inc.

2001 SE Evangeline Thruway

Lafayette, LA 70508

(337) 272-4452

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copy to:

Kenneth J. Najder

Hope M. Spencer

Jones Walker LLP

201 St. Charles Avenue

New Orleans, Louisiana 70170-5100

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

*

Includes certain subsidiaries of PHI, Inc. identified on the following page that were subsidiary guarantors of the 8.625% Senior Notes due 2018 registered pursuant to the Registrant’s Form S-3 Registration Statement No. 333-170915

TABLE OF REGISTRANT GUARANTORS

Each of the following subsidiaries of PHI, Inc. (the “Registrant Guarantors”) was a registrant guarantor of the 8.625% Senior Notes due 2018, which notes were registered pursuant to the Registrant’s Form S-3 Registration Statement No. 333-170915.

Exact Name of Additional Registrant(1)	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number

PHI Services, Inc. (formerly known as PHI Tech Services, Inc., as successor in interest pursuant to mergers with each of International Helicopter Transport, Inc. and Petroleum Helicopters International, Inc.)

	Louisiana	72-0835089
PHI Air Medical, L.L.C. (as successor in interest pursuant to PHI Air Medical, Inc. pursuant to a merger, formerly known as Air Evac Services, Inc.)	Louisiana	72-1404705
Helicopter Management, L.L.C.	Louisiana	03-0397562
Helicopter Leasing, L.L.C.	Louisiana	03-0397710
HELEX, L.L.C.	Florida	43-1991751
Sky Leasing, L.L.C.	Montana	61-1462015
Vertilease, LLC	Montana	27-3776045
Leasing Source, LLC	Montana	27-3776123

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The address and telephone number for each Registrant Guarantor is 2001 SE Evangeline Thruway, Lafayette, Louisiana 70508, (337) 235-2452. The name, address and telephone number for the Registrant Guarantors is Trudy P. McConnaughhay, PHI, Inc., 2001 SE Evangeline Thruway, Lafayette, Louisiana 70508, (337) 235-2452. The Primary Standard Industrial Classification Code number for the Registrant Guarantors is 4522.

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 on Form S-1 (this “Post-Effective Amendment”) to each of the below listed Registration Statements on Form S-3 (collectively, the “Prior Registration Statements”) of PHI, Inc. (the “Registrant”) is being filed to terminate all offerings under the Prior Registration Statements and deregister any and all securities that remain unsold pursuant to the Prior Registration Statements.

1.

Registration Statement on Form S-3, File No. 333-170915, filed with the Securities and Exchange Commission (the “Commission”) on December 2, 2010, registering $3,000,000 in the aggregate of the Registrant’s 8.625% Senior Notes due 2018 and the guarantees of those notes by the Registrant Guarantors; and

2.

Registration Statement on Form S-3, File No. 333-123528, filed with the Commission on March 23, 2005, registering up to $400,000,000 in the aggregate of the Registrant’s non-voting common stock (par value $0.10 per share), voting common stock (par value $0.10 per share), depositary shares, warrants and debt securities.

Because the Registrant no longer satisfies the eligibility requirements of Form S-3, it has filed this Post-Effective Amendment on Form S-1 to terminate the registration of any securities that remain unsolder under the Prior Registration Statements.

The Registrant has terminated all offerings of its securities pursuant to the Prior Registration Statements and is no longer issuing securities under the Prior Registration Statements. In accordance with an undertaking made by the Registrant in the Prior Registration Statements to remove from registration by means of a post-effective amendment any securities registered under the Prior Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration any securities registered under the Prior Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant and Registrant Guarantors have duly caused this Post-Effective Amendment No. 1 on Form S-1 to the Prior Registration Statements on Form S-3 to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of Louisiana, on August 14, 2019.

PHI, INC.

By:	/s/ Trudy P. McConnaughhay
Trudy P. McConnaughhay
Chief Financial Officer and Secretary

PHI SERVICES, INC.

By:	/s/ Trudy P. McConnaughhay
Trudy P. McConnaughhay
Vice President, Secretary and Director

PHI AIR MEDICAL, L.L.C. HELEX, L.L.C. SKY LEASING, L.L.C. VERTILEASE, LLC LEASING SOURCE, LLC

By:	/s/ Trudy P. McConnaughhay
Trudy P. McConnaughhay
Manager

HELICOPTER MANAGEMENT, L.L.C. HELICOPTER LEASING, L.L.C.

By:	/s/ Trudy P. McConnaughhay
Trudy P. McConnaughhay
Member

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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